Exhibit 99.1

Westwater Resources Announces Completion of Technical Report Summary for Its Coosa Graphite Deposit in Alabama

Centennial, CO – December 6, 2022: Westwater Resources, Inc. (“Westwater” or the “Company”) (NYSE American: WWR), an energy technology and battery-grade natural graphite development company, today announced it has completed the Initial Assessment (“Initial Assessment”) for the Company’s Coosa graphite deposit in Alabama (the “Coosa Deposit”) and filed its S-K 1300 Technical Report Summary (“TRS”) on Form 8-K with the Securities and Exchange Commission (“SEC”), disclosing mineral resources for the Coosa Deposit. The mineral resource estimate for the Coosa Deposit, based on 205 drill holes totaling 39,434 ft., was completed by SLR International Corporation (“SLR”) with an effective date of November 30, 2022.

Background:

•	As a U.S. domestic and domiciled company, Westwater reports all mineral resources in accordance with Item 1300 of Regulation S-K (“S-K 1300”);

•	S-K 1300 was adopted by the SEC to modernize mineral property disclosure requirements for mining registrants and to align U.S. disclosure requirements more closely for mineral properties with current industry and global regulatory standards; and

•	The mineral resource estimates set forth in the TRS have not previously been reported under the S-K 1300 format.

The TRS was prepared as an Initial Assessment in accordance with S-K 1300 and was filed with the SEC on Form 8-K on December 6, 2022. The TRS was prepared on behalf of the Company by SLR, which qualifies as a Qualified Person as defined under Item 1302 of Regulation S-K.

Terence J. Cryan, Westwater’s Executive Chairman, stated: “We are pleased to achieve another milestone in advancing our graphite business with the completion of a technical study on the graphite resource at the Coosa Deposit. We believe the results of the technical study indicate that the Coosa Deposit is capable of supplying graphite concentrate to our Kellyton Graphite Processing Plant, and we continue to believe that the vertical integration of the Coosa Deposit and our Kellyton Graphite Processing Plant will create future shareholder value.”

About the Coosa Deposit

The Coosa Deposit is located at the southern end of the Appalachian Mountain range in the western part of Coosa County, Alabama. The deposit area is approximately 50 miles south-southeast of the city of Birmingham and 23 miles south-southwest of the town of Sylacauga. Westwater holds the mineral rights to approximately 41,965 acres under a long-term lease. The Coosa Deposit is located in the flake graphite belt of central Alabama, also known as the Alabama Graphite Belt, in parts of townships T. 21 N., T. 22 N., T. 23 N., and T. 24 N. and ranges R. 16 E., R. 17 E., R. 18 E., and R. 19 E.

The mineral resource estimate for the Coosa Deposit, based on 205 drill holes totaling 39,434 ft., was completed by SLR with an effective date of November 30, 2022. Based on a 1.98% graphitic carbon (Cg) cut-off grade indicated mineral resources total 26.0 million short tons (Mst) at an average grade of 2.89% Cg for a total of 754,000 short tons (st) Cg. Inferred mineral resources are estimated as 97.0 Mst at an average grade of 3.08% Cg for a total of 3.0 Mst Cg.

Cevat Er, Westwater’s Chief Technical Officer, commented: “The results of the Westwater drilling program completed earlier this year shows the potential for enhanced graphite carbon grades at the northern extension, HS-South, and the Fixico Mine areas of the Coosa Deposit. The Qualified Person recommends additional in-fill drilling that we expect, upon completion and evaluation, will convert a majority of inferred graphite resources in the oxidized zone to indicated resources, and could identify expansion opportunities. Westwater will be considering those and other recommendations as plans are developed to continue progressing the Coosa Deposit to production by the end of 2028.”

Mineral Resources

The TRS was prepared in accordance with the regulations set forth in S-K 1300 with the objective of disclosing the mineral resources at the Coosa Deposit. Based on the density of drilling, continuity of geology and mineralization, testing, and data verification, the mineral resource estimates meet the criteria for indicated or inferred mineral resources as summarized in the TRS.

Estimated mineral resources are summarized in the following table for indicated and inferred mineral resources, respectively, at a 1.98% Cg.  Mineral resources were estimated separately for each mineralized horizon.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. However, considerations of reasonable prospects for economic extraction were applied to the mineral resource calculations within the TRS.

Classification	Redox Boundary	Tonnage (Mst)	Grade Cg (%)	Contained Cg (Mlb)	Contained Cg (000 st)	Recovery (%)
	Oxide	9	2.96	555	278
Indicated	Transition	2	2.81	88	44
	Reduced	15	2.85	866	433
Total Indicated		26	2.89	1,509	754	87.4
	Oxide	15	3.07	951	475
Inferred	Transition	4	3.13	254	127
	Reduced	78	3.08	4,792	2,396
Total Inferred		97	3.08	5,996	2,998	87.4

Notes:

1.	The S-K 1300 definitions were followed for mineral resources.

2.	Mineral resources are constrained within a Whittle pit shell using a cut-off grade of 1.98% Cg.

3.	Mineral resources are estimated using a long-term graphite price of US$1,100/st.

4.	Bulk density ranges from 1.68 t/m3 to 3.03 t/m3 (0.05 st/ft3 to 0.09 st/ft3).

5.	Mining dilution equals 5.0%.

6.	Mineral resources are not mineral reserves and do not have demonstrated economic viability.

7.	Numbers may not sum due to rounding.

8.	Mineral Resources are 100% attributable to Westwater.

Summary capital and operating cost estimates are not included with the TRS because the Company is reporting the results of an Initial Assessment without economic analysis in accordance with S-K 1300. The technical information in this news release has been reviewed by SLR, a Qualified Person as defined under Item 1302 of Regulation S-K.

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR), an energy technology and battery-grade natural graphite development company, is focused on developing battery-grade natural graphite. Westwater’s primary project is the Kellyton Graphite Plant that is under construction in east-central Alabama. In addition, Westwater’s Coosa Graphite Deposit is the most advanced natural flake graphite deposit in the contiguous United States and located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “will,” “designed to,” and other similar words. Forward looking statements in this release include, among other things: the conclusions made in the Initial Assessment for the Coosa Deposit; the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the Initial Assessment; the Company’s ability to carry on exploration and development activities; and the price of graphite. Westwater has completed an Initial Assessment to define the graphite resource at its Coosa Deposit in accordance with applicable SEC regulations, including S-K 1300. Pursuant to S-K 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The Company’s mineral resource estimates, including estimates of the graphite resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. Accordingly, there is no certainty that all or any part of the graphite mineral resource identified by Westwater’s Initial Assessment will be converted into an economically extractable mineral reserve. Westwater cautions that there are a number of important factors that could cause actual results to differ materially from the forward-looking information that has been provided. Investors are cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Westwater; accordingly, there can be no assurance that such suggested results will be realized. Additional risks facing Westwater‘s future prospects are discussed in the Westwater Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent securities filings.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com

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